Exhibit 4.1

SOUTHWESTERN ENERGY COMPANY

as Issuer

the Security Guarantors named herein

5.375% SENIOR NOTES DUE 2029

SECOND

SUPPLEMENTAL

INDENTURE

Dated as of September 3, 2021

REGIONS BANK,

as Trustee

TABLE OF CONTENTS

		Page

	ARTICLE I

	GENERAL TERMS AND CONDITIONS OF THE NOTES

Section 1.01	Establishment	1

	ARTICLE II

	DEFINITIONS AND INCORPORATION BY REFERENCE

Section 2.01	Definitions	2
Section 2.02	Other Definitions	16

	ARTICLE III

	THE NOTES

Section 3.01	Form	16

	ARTICLE IV

	REDEMPTION AND PREPAYMENT

Section 4.01	Optional Redemption	16

	ARTICLE V

	ADDITIONAL COVENANTS

Section 5.01	Limitations on Liens	18
Section 5.02	Restriction of Sale-Leaseback Transactions	18
Section 5.03	Future Security Guarantors	18
Section 5.04	Offer to Repurchase Upon Change of Control Event	19

i

	ARTICLE VI

	CONSOLIDATION, MERGER OR SALE OF ASSETS

	ARTICLE VII

	SECURITY GUARANTEES

Section 7.01	Security Guarantees	20
Section 7.02	Release of Guarantees	20

	ARTICLE VIII

	EVENTS OF DEFAULT

Section 8.01	Applicability	21

	ARTICLE IX

	MISCELLANEOUS

Section 9.01	Integral Part	21
Section 9.02	Adoption, Ratification and Confirmation	21
Section 9.03	Counterparts	21
Section 9.04	The Trustee	22
Section 9.05	Governing Law	22

APPENDIX A: Provisions Relating to Initial Notes and Exchange Notes

APPENDIX B: Form of Supplemental Indenture to be Entered into By Security Guarantors

ii

SECOND SUPPLEMENTAL INDENTURE dated as of September 3, 2021 (this “Second Supplemental Indenture”) among SOUTHWESTERN ENERGY COMPANY, a Delaware corporation (the “Company”), the Security Guarantors party hereto and Regions Bank, as trustee (the “Trustee”).

W I T N E S S E T H:

WHEREAS, the Company has heretofore entered into an Indenture, dated as of August 30, 2021 (the “Base Indenture”), with Regions Bank, as trustee;

WHEREAS, the Base Indenture, as supplemented by this Second Supplemental Indenture is herein called the “Indenture”);

WHEREAS, under the Base Indenture, new series of Securities may at any time be established by the Board of Directors of the Company in accordance with the provisions of the Base Indenture and the form and terms of such series may be established by a supplemental indenture executed by the Company and the Trustee;

WHEREAS, the Company proposes to create under the Indenture new series of Securities, to be issued in exchange for 5.375% Senior Notes due 2029 of Indigo Natural Resources LLC pursuant to an exchange offer conducted pursuant to an Offering Memorandum and Consent Solicitation Statement dated August 2, 2021 (the “Indigo Exchange Offer”);

WHEREAS, the Security Guarantors party hereto have determined that it is advisable and in their best interests to enter into this Second Supplemental Indenture in order to provide Security Guarantees with respect to such new series of Securities;

WHEREAS, additional Securities of other series hereafter established, except as may be limited in the Base Indenture as at the time supplemented and modified, may be issued from time to time pursuant to the Base Indenture as at the time supplemented and modified; and

WHEREAS, all conditions necessary to authorize the execution and delivery of this Second Supplemental Indenture and to make it a valid and binding obligation of the Company have been done or performed.

NOW, THEREFORE, in consideration of the agreements and obligations set forth herein and for other good and valuable consideration, the sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE I

GENERAL TERMS AND CONDITIONS OF THE NOTES

Section 1.01 Establishment.

(a) There is hereby established new series of Securities to be issued under the Indenture, to be designated as follows: (i) the 5.375% Senior Notes due 2029 to be issued on the date hereof in connection with the Indigo Exchange Offer and (ii) 5.375% Senior Notes due 2029 if and when issued in exchange for Initial Notes in a Registered Exchange Offer accordance with the Registration Rights Agreement.

(b) There are to be authenticated and delivered $697,493,000 principal amount of Initial Notes on the date hereof. Upon receipt of a Company Order, the Trustee shall authenticate for original issue Exchange Notes in exchange for Initial Notes; provided that such Exchange Notes shall be issuable only upon the valid surrender for cancellation of Initial Notes of a like aggregate principal amount in accordance with a Registered Exchange Offer pursuant to the Registration Rights Agreement. Further, and from time to time thereafter there may be authenticated and delivered an unlimited principal amount of additional Notes as Additional Securities.

(c) The Notes shall be issued initially in the form of one or more Global Securities, in substantially the form set out in Exhibit 1 to Appendix A hereto. The interest rate, Interest Payment Dates, record dates and maturity date of the Notes shall be as set forth in such form, the terms of which are incorporated herein by reference. The Depositary with respect to the Notes shall be The Depository Trust Company.

(d) Each Note shall be dated the date of authentication thereof and shall bear interest from the date of original issuance thereof (or any such other date as may be stated in such Note) or from the most recent date to which interest has been paid or duly provided for. Provisions relating to the Initial Notes and the Exchange Notes are set forth in Appendix A attached hereto, which is hereby incorporated in, and expressly made part of, this Second Supplemental Indenture. The Notes may have notations, legends or endorsements required by law, stock exchange rule, agreements to which the Company is subject, if any, or usage (provided that any such notation, legend or endorsement is in a form reasonably acceptable to the Company). The respective terms of the Notes set forth in Appendix A are part of the terms of this Second Supplemental Indenture.

(e) If and to the extent that the provisions of the Base Indenture are duplicative of, or in contradiction with, the provisions of this Second Supplemental Indenture, the provisions of this Second Supplemental Indenture shall govern.

ARTICLE II

DEFINITIONS AND INCORPORATION BY REFERENCE

Section 2.01 Definitions. All capitalized terms used herein and not otherwise defined below shall have the meanings ascribed thereto in the Base Indenture. The following are additional definitions used in this Second Supplemental Indenture and shall, with respect to the Notes, replace any inconsistent definitions in the Base Indenture:

“ACNTA” means (without duplication), as of the date of determination:

(a) the sum of:

(i) discounted future net revenue from proved crude oil and natural gas reserves of the Company and its Subsidiaries calculated in accordance with SEC guidelines before any state or federal income taxes, as estimated in a reserve report prepared as of the end of the Company’s most recently completed fiscal year, which reserve report is prepared or audited by independent petroleum engineers as to at least 80% of the value of

the reserves covered thereby, provided, however, that in lieu of using commodities prices and costs determined under SEC guidelines in such reserve report and for all purposes of this definition, such discounted future net revenue shall be adjusted using NYMEX prices after giving further effect to commodity derivatives contracts in effect on the date of determination and estimates of costs in light of prevailing market conditions in effect as of the date of determination, in each case as determined in good faith by the Company, as increased by, as of the date of determination, the discounted future net revenue before any state or federal income taxes of:

(A) estimated proved crude oil and natural gas reserves of the Company and its Subsidiaries attributable to acquisitions consummated since the date of such year-end reserve report, and

(B) estimated proved crude oil and natural gas reserves of the Company and its Subsidiaries attributable to extensions, discoveries and other additions and upward determinations of estimates of proved crude oil and natural gas reserves (including previously estimated development costs incurred during the period and the accretion of discount since the prior year-end) due to exploration, development or exploitation, production or other activities which reserves were not reflected in such year-end reserve report (as adjusted for pricing and costs as set forth above), in the case of the determination made under each of clauses (A) and (B) above, calculated in accordance with SEC guidelines (except utilizing commodities prices and costs as set forth above) before any state or federal income taxes, and as decreased by, as of the date of determination, the discounted future net revenue before any state or federal income taxes attributable to:

(C) estimated proved crude oil and natural gas reserves of the Company and its Subsidiaries reflected in such year-end reserve report (as adjusted for pricing and costs as set forth above) produced or disposed of since the date of such year-end reserve report, and

(D) reductions in the estimated proved crude oil and natural gas reserves of the Company and its Subsidiaries reflected in such year-end reserve report (as adjusted for pricing and costs as set forth above) since the date of such year-end reserve report attributable to downward determinations of estimates of proved crude oil and natural gas reserves due to exploration, development or exploitation, production or other activities conducted or otherwise occurring since the date of such year-end reserve report, in each case calculated in accordance with SEC guidelines (except utilizing the commodities prices and costs as set forth above) before any state or federal income taxes;

provided, however, that, in the case of each of the determinations made pursuant to clauses (A) through (D) above, such increases and decreases shall be as estimated in good faith by the Company;

(ii) the capitalized costs that are attributable to crude oil and natural gas properties of the Company and its Subsidiaries to which no proved crude oil and natural gas reserves are attributed, based on the Company’s books and records as of a date no earlier than the date of the Company’s latest annual or quarterly financial statements;

(iii) the Net Working Capital, excluding unrealized gains and losses related to unsettled derivatives, on a date no earlier than the date of the Company’s latest annual or quarterly financial statements; and

(iv) the greater of (I) the net book value on a date no earlier than the date of the Company’s latest annual or quarterly financial statements and (II) the appraised value, as estimated by independent appraisers within the immediately preceding 12 months, of other tangible assets of the Company and its Subsidiaries (provided that the Company shall not be required to obtain such an appraisal of such assets if no such appraisal has been performed);

minus

(b) to the extent not otherwise taken into account in the immediately preceding clause (a), the sum of:

(i) minority interests;

(ii) any net gas or other balancing liabilities of the Company and its Subsidiaries reflected in the Company’s latest audited consolidated financial statements;

(iii) the discounted future net revenue, calculated in accordance with SEC guidelines (except utilizing the commodities prices and costs set forth above) before any state or federal income taxes, attributable to reserves that are required to be delivered to third parties to fully satisfy the obligations of the Company and its Subsidiaries with respect to Volumetric Production Payments on the schedules specified with respect thereto; and

(iv) the discounted future net revenue, calculated in accordance with SEC guidelines before any state or federal income taxes, attributable to reserves subject to Dollar Denominated Production Payments that, based on the estimates of production included in determining the discounted future net revenue specified in the immediately preceding clause (a)(i) (except utilizing the commodities prices and costs set forth above), would be necessary to satisfy fully the obligations of the Company and its Subsidiaries with respect to Dollar Denominated Production Payments on the schedules specified with respect thereto.

For the avoidance of doubt, references in this definition to “oil and natural gas reserves” shall include any reserves attributable to natural gas liquids and other hydrocarbons.

“Applicable Premium” means, with respect to any Initial Note or Exchange Note at any Redemption Date of such Initial Note or Exchange Note, the excess, if any, of:

(1)

the present value at such time of (i) the Redemption Price of the Note at February 1, 2024, (such redemption price being set forth in the table in Section 4.01(d) hereof) plus (ii) all required interest payments due on the Note through February 1, 2024, (excluding accrued but unpaid interest to the Redemption Date), computed using a discount rate equal to the Treasury Rate as of such time plus 50 basis points discounted to the Redemption Date on a semi-annual basis (assuming a 360 day year consisting of twelve 30-day months); over

(2)	the principal amount of the Note.

“Applicable Procedures” means, with respect to any transfer or exchange of or for, or any tender or surrender of, beneficial interests in any Global Security, the rules and procedures of the Depositary, Euroclear and Clearstream Luxembourg that apply to such transfer, exchange, tender or surrender.

“Attributable Debt” means, in respect of a Sale and Leaseback Transaction, as at the time of determination, the present value (discounted at the interest rate borne by the Notes, compounded semi-annually) of the total obligations of the lessee for rental payments during the remaining term of the lease included in such Sale and Leaseback Transaction (including any period for which such lease has been extended); provided, however, that if such Sale and Leaseback Transaction results in a Finance Lease Obligation, the amount of indebtedness represented thereby will be determined in accordance with the definition of “Finance Lease Obligation.”

“Borrowing Base” means, with respect to borrowings under the Credit Agreement and any amendment to and/or modification or replacement thereof in the form of a reserve-based borrowing base credit facility, in each case with lenders that include commercial banks regulated by the U.S. Office of the Comptroller of the Currency, the maximum amount determined or re-determined by the lenders thereunder as the aggregate lending value to be ascribed to the Oil and Gas Properties and other assets of the Company and its subsidiaries against which such lenders are prepared to provide loans, letters of credit or other indebtedness to the Company and its subsidiaries under the Credit Agreement, using customary practices and standards for determining reserve-based loans and which are generally applied to borrowers in the Oil and Gas Business by commercial lenders, as determined semi-annually during each year and/or on such other occasions as may be required or provided for by the Credit Agreement, and which is based upon, inter alia, the review by such lenders of the hydrocarbon reserves, royalty interests and assets and liabilities of the Company and its subsidiaries.

“Capital Stock” means, as to any Person, any and all shares, units of beneficial interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) equity of such Person, including any preferred stock, but excluding any debt securities or other indebtedness convertible into such equity.

“Change of Control” means the occurrence of any of the following:

(1) any “person,” as such term is used in Section 13(d)(3) of the Exchange Act, becoming the beneficial owner, directly or indirectly, of more than 50% of the voting power of the Voting Stock of the Company; provided that a transaction in which the Company becomes a Subsidiary of another Person shall not constitute a Change of Control if, immediately following such transaction, (a) the Persons who were stockholders of the Company immediately prior to such transactions continue to beneficially own, directly or indirectly through one or more intermediaries, 50% or more of the voting power of the outstanding Voting Stock of such other Person of whom the Company has become a Subsidiary and (b) no Person other than such other Person of whom the Company has become a Subsidiary beneficially owns, directly or indirectly, more than 50% of the voting power of the Voting Stock of the Company;

(2) the merger or consolidation of the Company with or into another Person or the merger of another Person with or into the Company, or the sale, lease or other disposition of all or substantially all the assets of the Company (determined on a consolidated basis) to another Person, other than (i) (A) a transaction following which in the case of a merger or consolidated transaction, holders of securities that represented 100% of the Voting Stock of the Company immediately prior to such transaction (or other securities into which such securities are converted as part of such merger or consolidation transaction) own directly or indirectly at least a majority of the voting power of the Voting Stock of the surviving Person (or any parent thereof) in such merger or consolidation transaction immediately after such transaction or (B) a transaction that would be permitted under the proviso to clause (1) of this definition of “Change of Control”; or (ii) in the case of a sale, lease or other disposition of all or substantially all assets transaction, a transaction in which each transferee becomes an obligor in respect of the Notes and a Subsidiary of the transferor of such assets; or

(3) the adoption of a plan relating to the liquidation or dissolution of the Company.

“Change of Control Event” means the occurrence of either of the following:

(1) if the Notes do not have an Investment Grade Rating from both of the Ratings Agencies on the first day of the Trigger Period, the Notes are downgraded by at least one rating category (e.g., from BB+ to BB or Ba1 to Ba2) from the applicable rating of the Notes on the first day of the Trigger Period by both of the Ratings Agencies on any date during the Trigger Period; or

(2) if the Notes have an Investment Grade Rating from both of the Ratings Agencies on the first day of the Trigger Period, the Notes cease to have an Investment Grade Rating by both of the Ratings Agencies on any date during the Trigger Period;

provided, however, that for so long as any of the Company’s Existing Senior Securities are outstanding, if the Company is required to offer to purchase any such Existing Senior Securities as a result of the occurrence of a Change of Control (as defined in such Existing Senior Securities), then the occurrence of such Change of Control shall constitute a Change of Control Event. For purposes of the foregoing, “Existing Senior Securities” means, to the extent then outstanding, the Company’s 4.100% Senior Notes due 2022, the Company’s 4.950% Senior Notes due 2025, the Company’s 7.500% Senior Notes due 2026, the Company’s 7.750% Senior Notes due 2027, the Company’s 8.375% Senior Notes due 2028 and the Company’s 5.375% Senior Notes due 2030.

If a Ratings Agency is not providing a rating for the Notes at the commencement of the Trigger Period, a Change of Control Event shall be deemed to have occurred with respect to such Ratings Agency as a result of the related Change of Control. Notwithstanding the foregoing, no Change of Control Event will be deemed to have occurred in connection with any particular Change of Control unless and until such Change of Control has actually occurred.

“Change of Control Notice” means notice of a Change of Control Offer made pursuant to Section 5.04, which shall be mailed first-class, postage prepaid (or, when the Notes are Global Securities, given pursuant to the applicable procedures of the applicable Depositary), to each record Holder of Notes as shown on the Note Register within 30 days following a Change of Control Event, with a copy to the Trustee, which notice shall govern the terms of the Change of Control Offer and shall state:

(1) that a Change of Control Event has occurred and that pursuant to Section 5.04, such Holder has the right to require the Company to repurchase all or any part of such Holder’s Notes for the Change of Control Payment;

(2) the Change of Control Payment Date;

(3) that any Notes not properly tendered will remain outstanding and continue to accrue interest;

(4) that, unless the Company defaults in the payment of the Change of Control Payment with respect thereto, all Notes accepted for payment pursuant to the Change of Control Offer shall cease to accrue interest on the Change of Control Payment Date;

(5) that any Holder electing to have any Notes purchased pursuant to a Change of Control Offer will be required to surrender such Notes (in accordance with the Applicable Procedures, if in global form), with the form entitled “Option of Holder to Elect Purchase” on the reverse of such Notes completed, to the Paying Agent at the address specified in the Change of Control Notice prior to the close of business on the Business Day preceding the Change of Control Payment Date;

(6) that any Holder shall be entitled to withdraw its tendered Notes and such election to require the Company to purchase such Notes, provided that the Paying Agent receives, not later than the close of business on the Business Day preceding the Change of Control Payment Date, a telegram, telex, facsimile transmission or letter, setting forth the name of the Holder, the principal amount of Notes tendered for purchase, and a statement that such Holder is withdrawing such tendered Notes and such Holder’s election to have such Notes purchased pursuant to the Change of Control Offer;

(7) that Holders electing to have their Notes purchased pursuant to a Change of Control Offer must specify the principal amount that is being tendered for purchase, which principal amount of the portion of Notes tendered must be equal to $2,000 or an integral multiple of $1,000 thereafter;

(8) any conditions to the Change of Control Offer;

(9) the procedures determined by the Company, consistent with the Indenture, that a Holder must follow in order to have its Notes purchased; and

(10) any other information necessary to enable any Holder to tender Notes and to have such Notes purchased pursuant to the Indenture.

“Change of Control Payment Date” means a Business Day no earlier than 30 calendar days nor later than 60 calendar days subsequent to the date that a Change of Control Notice is mailed (or, when the Securities or Global Securities, give pursuant to the applicable procedures of the applicable Depositary) (other than as may be required by law).

“Credit Agreement” means that certain Credit Agreement, dated as of April 26, 2018, by and among the Company, JPMorgan Chase Bank, N.A., as administrative agent, and the lenders from time to time party thereto, as amended, restated, modified, renewed, refunded, replaced in any manner (whether upon or after termination or otherwise) or refinanced in whole or in part from time to time, in each case with one or more reserve-based borrowing base credit facilities with lenders that include commercial banks regulated by the U.S. Office of the Comptroller of the Currency.

“Credit Facilities” means one or more debt facilities (including, without limitation, the Company’s senior credit facility), indentures or commercial paper facilities, in each case with banks, investment banks, insurance companies, mutual funds and/or other institutional lenders or investors providing for debt financing, revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from (or sell receivables to) such lenders against such receivables) or letters of credit, in each case, as amended, extended, restated, renewed, refunded, replaced or refinanced (in each case with credit facilities), supplemented or otherwise modified (in whole or in part and without limitation as to amount, terms, conditions, covenants and other provisions) from time to time.

“Disqualified Stock” means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case, at the option of the holder of the capital stock), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder of the Capital Stock, in whole or in part, on or prior to the date that is 91 days after the date on which the Notes mature, in each case other than in exchange for Capital Stock of the Company (other than Disqualified Stock) or of any direct or indirect parent of the Company. Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the holders of the capital stock have the right to require the Company to repurchase or redeem such Capital Stock upon the occurrence of a Change of Control or an asset sale will not constitute Disqualified Stock if the terms of such Capital Stock provide that the Company may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with the Indenture. The amount of Disqualified Stock deemed to be outstanding at any time for purposes of the Indenture will be the maximum amount that the Company may become obligated to pay upon the maturity of, or pursuant to any mandatory redemption provisions of, such Disqualified Stock, exclusive of accrued dividends.

“Equity Interests” of any Person means (1) any and all Capital Stock of such person and (2) all rights to purchase, warrants or options (whether or not currently exercisable), participations or other equivalents of or interests in (however designated) such Capital Stock of such Person, but excluding from all of the foregoing any debt securities convertible into equity interests, regardless of whether such debt securities include any right of participation with Equity Interests.

“Equity Offering” means a public or private sale of Equity Interests (excluding Disqualified Stock) of the Company or any direct or indirect parent of the Company (provided that in the case of an Equity Offering by any direct or indirect parent of the Company, the net cash proceeds are contributed to the equity capital of the Company) for cash, other than:

•	public offerings with respect to the Company’s or such parent’s common stock registered on Form S-4 or Form S-8; and

•	issuances to any subsidiary of the Company.

“Finance Lease Obligation” means an obligation that is required to be classified and accounted for as a finance lease for financial reporting purposes in accordance with GAAP, and the amount of indebtedness represented by such obligation shall be the capitalized amount of such obligation determined in accordance with GAAP; and the stated maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a penalty.

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession, which are in effect on the date of the Indenture.

“guarantee” means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any indebtedness of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of such Person (1) to purchase or pay (or advance or supply funds for the purchase or payment of) such indebtedness of such other Person (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services (unless such purchase arrangements are on arm’s-length terms and are entered into in the ordinary course of business), to take-or-pay, or to maintain financial statement conditions or otherwise) or (2) entered into for purposes of assuring in any other manner the obligee of such indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); provided that the term

“Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business, letters of credit issued in the ordinary course of its business or other signature guarantees made by a Subsidiary in the ordinary course of its business. The term “guarantee” used as a verb has a corresponding meaning.

“hydrocarbons” means oil, natural gas, casing head gas, drip gasoline, natural gasoline, condensate, distillate, liquid hydrocarbons, gaseous hydrocarbons and all constituents, elements or compounds thereof and products refined or processed therefrom.

“interest”, as it relates to interest on the Notes, includes any Additional Interest (as defined in the Registration Rights Agreement) that may be payable on the Notes pursuant to the Registration Rights Agreement to the extent then applicable.

“Investment Grade Rating” means a rating equal to or greater than (i) BBB- by S&P or (ii) Baa3 by Moody’s, or (iii) the equivalent thereof under any new ratings system if the ratings system of either such agency shall be modified after the date hereof, or (iv) the equivalent rating or any other Ratings Agency selected by the Company as provided by the definition of Ratings Agency.

“Lien” means any mortgage, pledge, lien, charge, security interest, conditional sale or other title retention agreement or other encumbrance of any nature whatsoever.

“Moody’s” means Moody’s Investors Services, Inc. or any successor to the rating agency business thereof.

“Net Working Capital” means:

(a) all current assets of the Company and its Subsidiaries, minus

(b) all current liabilities of the Company and its Subsidiaries, except current liabilities included in Indebtedness; in each case determined in accordance with GAAP.

“Notes” means any 5.375% Senior Notes due 2029 of the Company authenticated and delivered under this Second Supplemental Indenture. The Initial Notes and any Exchange Notes issued in exchange for the Initial Notes shall be treated as a single series for all purposes of this Second Supplemental Indenture, including waivers, amendments, redemptions and offers to purchase, and shall vote and consent together as one class on all matters with respect to the Notes (except that any series of Notes that is not fungible with the Initial Notes for U.S. Federal income tax purposes shall be treated for purposes of provisions of the Indenture relating to transfer and exchange as a separate class that does not trade fungibly with Notes that have differing treatment under U.S. Federal income tax law and shall be assigned a different CUSIP or other identification number), and unless the context otherwise requires, all references to the Notes shall include the Initial Notes and any Exchange Notes issues in exchange for the Initial Notes and any additional Notes issued as Additional Securities.

“NYMEX prices” means, as of any date of determination, the forward month prices for the most comparable hydrocarbon commodity applicable to such future production month for a five year period (or such shorter period if forward month prices are not quoted for a reasonably comparable hydrocarbon commodity for the full five year period), with such prices held constant thereafter based on the last quoted forward month price of such period, as such prices are (i) quoted on the New York Mercantile Exchange (or its successor) as of a date within 30 days of the date of determination and (ii) adjusted for energy content, quality and basis differentials; provided that with respect to estimated future production for which prices are defined, within the meaning of SEC guidelines, by contractual arrangements excluding escalations based upon future conditions, then such contract prices shall be applied to future production subject to such arrangements.

“Oil and Gas Business” means (i) the acquisition, exploration, exploitation, development, production, treatment, operation, servicing, processing, refining and disposition of interests in oil, gas and other hydrocarbon properties (including the acquisition of properties and interests therein the Company in its reasonable judgment deems necessary or appropriate for the activities described in the foregoing), (ii) the gathering, marketing, treating, processing, storage, selling and transporting of any production from such interests or properties, (iii) any business relating to exploration for or exploitation, development, production, treatment, operation, servicing, processing, refining, storage, transportation or marketing of oil, natural gas and other hydrocarbon product and other minerals and products produced in association therewith and (iv) any activity that is ancillary or incidental to or necessary or appropriate for the activities described in clauses (i) through (iii) of this definition.

“Oil and Gas Properties” means all properties, including equity or other ownership interest therein, owned by such Person or any of its subsidiaries which contain or are believed to contain “proved oil and gas reserves” as defined in Rule 4-10 of Regulation S-X of the Securities Act.

“Ordinary Course Lien” means any:

(1) Lien incurred in the ordinary course of business to secure the obtaining of advances or the payment of the deferred purchase price of property;

(2) Lien created by any interest or title of a lessor under any lease entered into by the Company or any Subsidiary in the ordinary course of business and covering only the assets so leased;

(3) Lien arising from precautionary UCC financing statements or similar filings made in respect of operating leases;

(4) Lien that is a contractual right of set-off (a) relating to the establishment of depository relations with banks not given in connection with the issuance of indebtedness, (b) relating to pooled deposits or sweep accounts to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business or (c) relating to purchase orders and other agreements entered in the ordinary course of business;

(5) oil, gas or mineral lease arising in the ordinary course of business where the Lien arises from the rights of lessors;

(6) customary initial deposits and margin deposits and any similar Lien attaching to commodity trading accounts or other brokerage accounts that are not for speculative purposes and arise in the ordinary course of business;

(7) Lien on cash and cash equivalents in favor of, and letters of credit issued for the benefit of, counterparties to Swap Agreements securing obligations under such Swap Agreements;

(8) Lien arising from the sale or other transfer in the ordinary course of business of (A) crude oil, natural gas, other petroleum hydrocarbons or other minerals in place for a period of time until, or in an amount such that, the purchaser or other transferee will realize therefrom a specified amount of money (however determined) or a specified amount of such minerals, or (B) any other interest in property of the character commonly referred to as a “production payment,” “overriding royalty,” “forward sale” or similar interest;

(9) Liens which may be attached to undeveloped real estate not containing oil or gas reserves presently owned by the Company in the ordinary course of the Company’s real estate, sales, development and rental activities;

(10) Lien in favor of the United States of America, any State, any foreign country or any department, agency, instrumentality or political subdivision of any such jurisdiction, to secure partial, progress, advance or other payments pursuant to any contract or statute or to secure any indebtedness incurred for the purpose of financing all or any part of the purchase price or cost of constructing, refurbishing, developing or improving any property subject thereto, including without limitation, any Lien to secure indebtedness of pollution control or industrial revenue bond type; and

(11) Lien arising from any right which any municipal or governmental body or agency may have by virtue of any franchise, license, contract or statute to purchase, or designate a purchaser of or order the sale of, any property of the Company or any Subsidiary upon payment of reasonable compensation therefor or to terminate any franchise, license or other rights or to regulate the property and business of the Company or any Subsidiary of the Company.

“Permitted Lien” means any Lien incurred, assumed or guaranteed that do not arise from indebtedness for borrowed money and, without limiting the foregoing, Liens on Principal Property:

(1) upon any Principal Property (including any related contract rights) existing at the time of acquisition thereof by the Company or any of its Subsidiaries (whether such acquisition is direct or by acquisition of stock, assets or otherwise, provided any such Lien is not incurred in contemplation of such acquisition);

(2) securing indebtedness under Credit Facilities of any Subsidiary of the Company provided that the aggregate principal amount of any indebtedness under such Credit Facilities shall not exceed $500.0 million at any time outstanding;

(3) upon or with respect to any property (including any related contract rights) acquired, constructed, refurbished or improved by the Company or any of its Subsidiaries (including, but not limited to, any Lien to secure all or any part of the cost of construction, alteration or repair of any building, equipment, facility or other improvement on, all or any part of such property, including any pipeline financing) after the date of this Second Supplemental Indenture which are created, incurred or assumed contemporaneously with, or within 360 days after, the latest to occur of the acquisition (whether by acquisition of stock, assets or otherwise), completion of construction, refurbishment or improvement, or the commencement of commercial operation, of such property (or, in the case of Liens on contract rights, the completion of construction or the commencement of commercial operation of the facility to which such contract rights relate, regardless of the date when the contract was entered into) to secure or provide for the payment of any part of the purchase price of such property or the cost of such construction, refurbishment or improvement; provided, however, that in the case of any such construction, refurbishment or improvement, the Lien shall relate only to indebtedness reasonably incurred to finance such construction, refurbishment or improvement;

(4) securing indebtedness owing by any of the Company’s Subsidiaries to the Company or to other Subsidiaries;

(5) arising from the deposit of funds or securities in trust for the purpose of decreasing or defeasing indebtedness;

(6) for the sole purpose of extending, renewing or replacing (or successive extensions, renewals or replacements), in whole or in part, any Lien referred to in the foregoing subsections (1), or (3) above or this subsection (6) of this definition of “Permitted Liens”; provided, however, that the principal amount of indebtedness secured thereby shall not exceed the principal amount of indebtedness at the time of such extension, renewal or replacement, and that such extension, renewal or replacement shall be limited to all or part of the property subject to the Lien so extended, renewed or replaced (plus refurbishment of or improvements on or to such property); and

(7) any Ordinary Course Lien arising, but only so long as continuing, in the ordinary course of the Company’s business or the business of the Company’s Subsidiaries.

In each case set forth above, notwithstanding any stated limitation on the assets that may be subject to such Lien, a Lien on a specified asset or group or type of assets may include Liens on all improvements, additions and accessions thereto and all products and proceeds thereof (including, without limitation, dividends, distributions and increases in respect thereof).

“Permitted Sale and Leaseback Transaction” means any Sale and Leaseback Transaction:

(i) between the Company and any of its Subsidiaries or between any of the Company’s Subsidiaries; or

(ii) for which, at the time the transaction is entered into, the term of the related lease to the Company or its Subsidiary of the property sold pursuant to such transaction is three years or less.

“Principal Transmission Facility” means any transportation or distribution facility, including pipelines, of the Company or any Subsidiary of the Company located in the United States of America other than (i) any such facility which in the opinion of the Board of Directors of the Company is not of material importance to the business conducted by the Company and its Subsidiaries, taken as a whole, or (ii) any such facility in which interests are held by the Company or by one or more of its Subsidiaries or by the Company and one or more of its Subsidiaries and by others and the aggregate interest held by the Company and all of its Subsidiaries does not exceed 50%.

“Productive Property” means any property interest owned by the Company or any Subsidiary of the Company in land (including submerged land and rights in and to oil, gas and mineral leases) located in the United States of America classified by the Company or such Subsidiary, as the case may be, as productive of crude oil, natural gas or other petroleum hydrocarbons in paying quantities; provided that such term shall not include any exploration or production facilities on said land, including any drilling or producing platform.

“Ratings Agency” means any of:

(1) Moody’s;

(2) S&P; or

(3) if S&P or Moody’s ceases to rate the Notes or ceases to make a rating on the Notes publicly available, an entity registered as a “nationally recognized statistical rating organization” (registered as such pursuant to Section 3(a)(62) of the Exchange Act) then making a rating on such Notes publicly available selected by the Company (as certified by an Officers’ Certificate delivered to the Trustee), which shall be substituted for S&P or Moody’s, as the case may be.

“Redemption Date” means, with respect to any redemption of Notes, the date fixed for such redemption pursuant to the Indenture and the Notes.

“Sale and Leaseback Transaction” means any direct or indirect arrangement with any Person, or to which any such Person is a party, providing for the leasing to the Company or a Subsidiary of the Company of any property, whether owned as of the date of the Indenture or thereafter acquired, which has been or is to be sold or transferred by the Company or such Subsidiary to such Person, or to any other Person to whom funds have been or are to be advanced by such Person on the security of such property, in each case provided that the completion of construction or the commencement of commercial operation of the property subject to such transaction shall have occurred more than 180 days prior thereto.

“Secured Debt” means any indebtedness for borrowed money incurred, assumed or guaranteed by the Company or one its Subsidiaries that is secured by a Lien.

“Security Guarantors” means the Subsidiaries of the Company executing this Second Supplemental Indenture and any other Subsidiary of the Company that becomes a Security Guarantor in accordance with the provisions of the Indenture, in each case until the Security Guarantee of such Subsidiary has been released in accordance with the Indenture.

“S&P” means S&P Global Ratings, or any successor to the rating agency business thereof.

“Swap Agreement” means (a) any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions, whether or not any such transaction is governed by or subject to any master agreement and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement, including any such obligations or liabilities under any master agreement; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, Officers, employees or consultants of the Company or any of its Subsidiaries shall be a “Swap Agreement.”

“Treasury Rate” means, in respect of any Redemption Date, the yield to maturity, as of the time of computation, of the most recently issued United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 that has become publicly available at least two Business Days prior to such time (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from the Redemption Date to February 1, 2024; provided, however, that if the period from the Redemption Date to February 1, 2024 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used. The Company will (a) calculate the Treasury Rate no later than the second (and no earlier than the First) Business Day preceding the applicable Redemption Date and (b) prior to such Redemption Date, file with the Trustee a statement setting forth the Applicable Premium and the Treasury Rate and showing the calculation of each in reasonable detail; provided that the Trustee shall not be responsible for any such calculation.

“Trigger Period” means the period commencing on the day of the first public announcement by the Company of any Change of Control (or pending Change of Control) and ending 60 days following consummation of such Change of Control (which Trigger Period will be extended following consummation of a Change of Control for so long as either of the Ratings Agencies has publicly announced that it is considering a possible ratings downgrade related to such Change of Control).

“Volumetric Production Payments” mean production payment obligations recorded as deferred revenue in accordance with GAAP, together with all undertakings and obligations in connection therewith.

“Voting Stock” of a Person means all classes of Capital Stock of such Person then outstanding and normally entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof.

Section 2.02 Other Definitions.

Term	Defined in Section
Base Indenture	Recitals
Change of Control Offer	5.04(a)
Change of Control Payment	5.04(a)
Company	Preamble
First Supplemental Indenture	Preamble
Non-Guarantor Subsidiary	5.03
Notes	1.01(a)
Principal Property	5.01
Trustee	Preamble

ARTICLE III

THE NOTES

Section 3.01 Form. The Notes shall be issued initially in the form of one or more Global Securities. The Notes will be issued in denominations of $2,000 and integral multiples of $1,000 in excess thereof. The Notes shall be substantially in the form of Exhibit 1 to Appendix A hereto, the terms of which are incorporated in and made a part of this Second Supplemental Indenture, and the Company, the Guarantors and the Trustee, by their execution and delivery of this Second Supplemental Indenture, expressly agree to such terms and provisions and to be bound thereby.

ARTICLE IV

REDEMPTION AND PREPAYMENT

Section 4.01 Optional Redemption. The Notes shall be redeemable at the option of the Company as provided in this Section 4.01. The provisions of Article V of the Base Indenture in shall apply to any optional redemption of the Notes.

(a) At any time prior to February 1, 2024, the Company may, on any one or more occasions, redeem up to 40% of the aggregate principal amount of Notes issued under the Indenture (including Additional Notes), upon notice as provided in the Indenture at a redemption price equal to 105.375% of the principal amount of the Notes redeemed, plus accrued and unpaid interest, if any, to, but excluding, the Redemption Date (subject to the rights of Holders on the relevant record date to receive interest on the relevant Interest Payment Date), with an amount of cash not greater than the net cash proceeds of one or more Equity Offerings, provided that:

(i) at least 60% of the aggregate principal amount of Notes issued under the Indenture (including any Additional Notes but excluding Notes held by the Company and its Subsidiaries) remains outstanding immediately after the occurrence of such redemption (unless all Notes are redeemed substantially concurrently); and

(ii) the redemption occurs within 180 days of the date of the closing of such Equity Offering.

(b) At any time prior to February 1, 2024, the Company may on any one or more occasions redeem all or a part of the Notes, upon notice as provided in the Indenture, at a redemption price equal to:

(1) 100% of the principal amount of the Notes redeemed, plus

(2) the Applicable Premium,

and accrued and unpaid interest, if any, to, but excluding, the Redemption Date (subject to the rights of Holders on the relevant record date to receive interest due on the relevant Interest Payment Date).

(c) Except pursuant to Section 4.01(a), (b) or (e) hereof, the Notes will not be redeemable at the Company’s option prior to February 1, 2024;

(d) On or after February 1, 2024, the Company may on any one or more occasions redeem all or a part of the Notes, upon notice as provided in the Indenture, at the redemption prices (expressed as percentages of principal amount) set forth below, plus accrued and unpaid interest, if any, on the Notes redeemed, to the applicable Redemption Date, if redeemed during the twelve-month period beginning on February 1 of the years indicated below, subject to the rights of Holders of Notes on the relevant record date to receive interest on the relevant Interest Payment Date:

Year	Percentage
2024	102.688%
2025	101.344%
2026 and thereafter	100.000%

(e) In the event that Holders of not less than 90% in aggregate principal amount of the outstanding Notes accept a Change of Control Offer, Alternate Offer or other tender offer to purchase all of the Notes and the Company (or any third party making such Change of Control Offer, Alternate Offer or other tender offer to purchase all of the Notes in lieu of the Company as described in paragraph (c) above) purchases all of the Notes held by such Holders, the Company will have the right, upon not less than 30 nor more than 60 days prior notice, given not more than 30 days following the purchase pursuant to the Change of Control Offer, Alternate Offer or other tender offer to purchase all of the Notes, to redeem all of the Notes that remain outstanding following such purchase at a redemption price equal to the price offered each other Holder in the Change of Control Offer, Alternate Offer or other tender offer, plus, to the extent not included in the Change of Control Offer, Alternate Offer or other tender offer payment, accrued and unpaid interest, if any, on the Notes that remain outstanding, to, but excluding, the Redemption Date (subject to the rights of Holders on the relevant record date to receive interest due on an Interest Payment Date that is on or prior to the Redemption Date).

ARTICLE V

ADDITIONAL COVENANTS

The following covenants, in addition to the covenants set forth in Article III of the Base Indenture, shall apply to the Notes:

Section 5.01 Limitations on Liens. The Company shall not, and shall not permit any of its Subsidiaries to, incur, assume, or guarantee any indebtedness for borrowed money secured by a Lien on any (a) any Productive Property, (b) any Principal Transmission Facility or (c) any shares of stock of any Subsidiary (collectively (a), (b) and (c), “Principal Property”), if the sum, without duplication, of:

(x) the aggregate principal amount of all Secured Debt of the Company and its Subsidiaries (other than Secured Debt secured by a Permitted Lien); and

(y) all Attributable Debt of the Company or its Subsidiaries in respect of Sale and Leaseback Transactions involving any Principal Property (other than Permitted Sale and Leaseback Transactions),

exceeds the greatest of (i) $2.0 billion, (ii) 25% of the Company’s ACNTA at the time of incurrence and (iii) with respect to borrowings under the Credit Agreement, the Borrowing Base, unless the Company provides that the Notes will be secured equally and ratably with (or, at the Company’s option, prior to) such Secured Debt.

Section 5.02 Restriction of Sale-Leaseback Transactions. Neither the Company nor any of its Subsidiaries shall enter into, assume, guarantee or otherwise become liable with respect to any Sale and Leaseback Transaction involving any Principal Property, unless after giving effect thereto the sum of all Attributable Debt in respect of such Sale and Leaseback Transactions (other than Permitted Sale and Leaseback Transactions) does not exceed $250.0 million.

Section 5.03 Future Security Guarantors. If, in the future, any Subsidiary of the Company that is not a Security Guarantor (a “Non-Guarantor Subsidiary”) subsequently becomes a borrower or guarantor under, or grants a Lien to secure, any indebtedness of the Company or of a Security Guarantor under (i) the Credit Agreement or any future Credit Facility or (ii) any other indebtedness for borrowed money, in each case with an outstanding principal amount in excess of $500.0 million, then the Company will cause that Non-Guarantor Subsidiary to become a Security Guarantor and guarantee the Notes as provided in Article VII hereto by executing a supplement to the Indenture in substantially the form of Appendix B hereto and delivering such supplement to the Trustee promptly (but in any event within ten Business Days) following the date that that such Non-Guarantor Subsidiary so subsequently becomes a borrower or guarantor under or so grants a Lien to secure such indebtedness of the Company or of a Security Guarantor. No such Subsidiary shall be required to become a Security Guarantor if it merges into the Company or merges into an existing Security Guarantor and the surviving entity remains a Security Guarantor.

Section 5.04 Offer to Repurchase Upon Change of Control Event.

(a) If a Change of Control Event occurs with respect to the Notes, each Holder of such Notes shall have the right to require the Company to repurchase all or any part (equal to $2,000 or an integral multiple of $1,000 thereafter) of such Holder’s Notes at a purchase price in cash equal to 101% of the aggregate principal amount of such Holder’s Notes, plus accrued and unpaid interest, if any, up to but excluding the date of purchase (the “Change of Control Payment”), subject to the right of Holders on a Regular Record Date to receive interest on the relevant Interest Payment Date as described in Section 5.04(c) below. Within 30 days following a Change of Control Event, if the Company has not (prior to the Change of Control Event) sent a redemption notice for all of the Notes in connection with an optional redemption permitted by Article IV of this Second Supplemental Indenture, the Company shall mail (or, when the Securities or Global Securities, give pursuant to the applicable procedures of the applicable Depositary) a Change of Control Notice (the “Change of Control Offer”) to each Holder of such Notes, with a copy to the Trustee. On the Change of Control Payment Date, the Company shall, to the extent lawful:

(1) accept for payment all Notes or portions of Notes (of at least $2,000 or an integral multiple of $1,000 thereafter) properly tendered pursuant to the Change of Control Offer;

(2) deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all Notes or portions of Notes properly tendered and not properly withdrawn; and

(3) deliver or cause to be delivered to the Trustee the Notes so accepted together with an Officers’ Certificate stating the aggregate principal amount of Notes or portions thereof being purchased by the Company.

(b) The Paying Agent shall promptly mail (or, when the Securities or Global Securities, give pursuant to the applicable procedures of the applicable Depositary) to each Holder of Notes properly tendered and not withdrawn the Change of Control Payment for such Notes, and the Trustee shall promptly authenticate and mail (or cause to be transferred by book entry, or, if such Notes are in global form, make such payments through the facilities of the Depositary) to each Holder a new Note equal in principal amount to any unpurchased portion of the Notes surrendered, if any; provided that each such new Note shall be in a principal amount of $2,000 or an integral multiple of $1,000 thereafter. Any Note so accepted for payment shall cease to accrue interest on and after the Change of Control Payment Date unless the Company defaults in making the Change of Control Payment.

(c) If the Change of Control Payment Date is on or after a Regular Record Date for the payment of interest and on or before the related Interest Payment Date, any accrued and unpaid interest shall be paid to the Person in whose name the relevant Note is registered at the close of business on such Regular Record Date, and no further interest shall be payable to Holders who tender pursuant to the Change of Control Offer.

(d) The provisions described in this Section 5.04 shall be applicable to any Change of Control Event whether or not any other provisions of the Indenture are applicable.

(e) The Company shall not be required to make a Change of Control Offer upon a Change of Control Event if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by the Company and purchases all Notes validly tendered and not properly withdrawn under such Change of Control Offer.

(f) The Company shall comply, to the extent applicable, with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws or regulations in connection with the purchase of Notes in connection with a Change of Control Event. To the extent that the provisions of any securities laws or regulations conflict with provisions of the Indenture, or compliance with the Change of Control Event provisions of the Indenture would constitute a violation of any such laws or regulations, the Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations described in the Indenture by virtue of its compliance with such securities laws or regulations.

ARTICLE VI

CONSOLIDATION, MERGER OR SALE OF ASSETS

The provisions of Article IV of the Base Indenture shall apply with respect to the Notes.

ARTICLE VII

SECURITY GUARANTEES

Section 7.01 Security Guarantees. The Security Guarantors hereby fully, unconditionally and absolutely guarantee on a senior, unsecured basis the Company’s Obligations under the Notes and the Indenture in accordance with Article XI of the Base Indenture, except as set forth below in Section 7.02. Each Security Guarantor hereby agrees that its Security Guarantee set forth herein and in Article XI of the Base Indenture shall remain in full force and effect notwithstanding the absence of the endorsement of any notation of such Security Guarantee on the Notes. The delivery of any Note by the Trustee, after the authentication thereof under the Indenture, shall constitute due delivery of the Security Guarantee set forth in the Indenture on behalf of the Security Guarantors.

Section 7.02 Release of Guarantees. With respect to the Notes, the provisions of this Article VII shall replace and preempt the provisions of Section 11.03(b) of the Base Indenture in their entirety. If no Default or Event of Default has occurred and is continuing, a Security Guarantor shall be released and relieved of its obligations under its Security Guarantee: (i) in connection with any sale or other disposition of all or substantially all of the properties or assets of, or all of the Company’s direct or indirect limited partnership, limited liability company or other equity interests in, such Security Guarantor (including by way of merger or consolidation) to a Person that is not (either before or after giving effect to such transaction) an Affiliate of the

Company; (ii) upon the merger of such Security Guarantor into the Company or any other Security Guarantor or the liquidation or dissolution of such Security Guarantor; (iii) upon Legal Defeasance or Covenant Defeasance in accordance with Article VIII of the Base Indenture or upon satisfaction and discharge of the Indenture under Section 9.01 of the Base Indenture; or (iv) upon delivery of written notice to the Trustee of the release of all guarantees or other obligations of such Security Guarantor under the Credit Agreement or any future Credit Facility or other indebtedness for borrowed money that had so required such Security Guarantor to provide a guarantee of the Notes such that the Subsidiary would not be required to be a Security Guarantor under Section 5.03 of this Second Supplemental Indenture. If, at any time following any release of a Security Guarantor from its initial Guarantee of the Notes pursuant to clause (iv) in the preceding sentence, the Security Guarantor again incurs obligations under the Credit Agreement or any future Credit Facility or other indebtedness for borrowed money such that the Subsidiary would be required to be a Security Guarantor under Section 5.03 of this Second Supplemental Indenture, then the Company shall cause such Security Guarantor to again guarantee the Notes in accordance with the Indenture.

ARTICLE VIII

EVENTS OF DEFAULT

Section 8.01 Applicability. The provisions of Article VI of the Base Indenture shall apply with respect to the Notes.

ARTICLE IX

MISCELLANEOUS

Section 9.01 Integral Part. This Second Supplemental Indenture constitutes an integral part of the Indenture.

Section 9.02 Adoption, Ratification and Confirmation. The Base Indenture, as supplemented and amended by this Second Supplemental Indenture, is in all respects hereby adopted, ratified and confirmed.

Section 9.03 Counterparts. This Second Supplemental Indenture may be executed in any number of counterparts, each of which when so executed shall be deemed an original; and all such counterparts shall together constitute but one and the same instrument. Delivery of an executed counterpart of this Second Supplemental Indenture by facsimile or electronic transmission shall be equally as effective as delivery of an original executed counterpart of this Second Supplemental Indenture. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to this Second Supplemental Indenture or any document to be signed in connection with this Second Supplemental Indenture shall be deemed to include electronic signatures (except with respect to the authentication of the Notes by the Trustee or an Authenticating Agent), deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, and the parties hereto consent to conduct the transactions contemplated hereunder by electronic means.

Section 9.04 The Trustee. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Second Supplemental Indenture or for or in respect of the recitals contained herein, all of which are made solely by the Company. The Trustee shall not be accountable for the use or application by the Company of the Notes or the proceeds thereof. All of the provisions contained in the Base Indenture in respect of the rights, privileges, immunities, powers and duties of the Trustee shall be applicable in respect of the Notes and this Second Supplemental Indenture or fully and with like effect as if set forth in full herein.

Section 9.05 Governing Law. THIS SECOND SUPPLEMENTAL INDENTURE AND THE NOTES SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

[Signatures on following pages]

IN WITNESS WHEREOF, the parties hereto have caused this Second Supplemental Indenture to be duly executed, all as of the day and year first above written.

SOUTHWESTERN ENERGY COMPANY

By:	/s/ Carl Giesler, Jr.
Name: Carl Giesler, Jr.
Title: Executive Vice President and Chief Financial Officer

A.W. REALTY COMPANY, LLC
ANGELINA GATHERING COMPANY, L.L.C.
INDIGO NATURAL RESOURCES LLC
SWN DRILLING COMPANY, LLC
SWN E & P SERVICES, LLC
SWN ENERGY SERVICES COMPANY, LLC
SWN INTERNATIONAL, LLC
SWN MIDSTREAM SERVICES COMPANY, LLC
SWN PRODUCER SERVICES, LLC
SWN PRODUCTION COMPANY, LLC
SWN PRODUCTION (OHIO), LLC
SWN WATER RESOURCES COMPANY, LLC
SWN WELL SERVICES, LLC

By:	/s/ Carl Giesler, Jr.
Name: Carl Giesler, Jr.
Title: Executive Vice President and Chief Financial Officer

REGIONS BANK, AS TRUSTEE

By:	/s/ Doug Milner

Name:	Doug Milner
Title:	Senior Vice President

Appendix A

PROVISIONS RELATING TO INITIAL NOTES AND EXCHANGE NOTES

1. Definitions.

1.1 Definitions.

For the purposes of this Appendix the following terms shall have the meanings indicated below:

“Certificated Note” means any Note (other than a Global Note) bearing, if required, the appropriate legends set forth in Section 2.3(d) of this Appendix.

“Depository” means The Depository Trust Company, its nominees and their respective successors.

“Exchange Notes” means 5.375% Senior Notes due 2029 issued pursuant to the Indenture in connection with a Registered Exchange Offer pursuant to the Registration Rights Agreement.

“Euroclear” means Euroclear Bank SA/NV, as operator of the Euroclear systems Clearance System or any successor securities clearing agency.

“Initial Notes” means $697,493,000 aggregate principal amount of 5.375% Senior Notes due 2029 issued on the Issue Date.

“Notes” means the Initial Notes and the Exchange Notes, treated as a single series.

“Notes Custodian” means the custodian with respect to a Global Note, or any successor Person thereto, and shall initially be the Trustee.

“QIB” means a “qualified institutional buyer” as defined in Rule 144A.

“Registered Exchange Offer” means the offer by the Company, pursuant to the Registration Rights Agreement, to Holders of Initial Notes, to issue and deliver to such Holders, in exchange for the Initial Notes, a like aggregate principal amount of Exchange Notes registered under the Securities Act.

“Registration Rights Agreement” means the Exchange and Registration Rights Agreement, dated September 3, 2021, between the Company, the guarantors party thereto and the dealer manager parties thereto.

“Regulation S” means Regulation S under the Securities Act.

“Regulation S Notes” means all Notes issued to non-U.S. Persons in reliance on Regulation S.

“Restricted Global Note” means any Note in global form that is required to bear the Restricted Notes Legend.

“Restricted Period” means the 40-day distribution compliance period as defined in Regulation S.

“Rule 144A” means Rule 144A under the Securities Act.

“Rule 144A Notes” means all Notes to QIBs and eligible for resale in reliance on Rule 144A.

“Shelf Registration Statement” has the meaning given to such term in the applicable Registration Rights Agreement.

“Transfer Restricted Notes” means Notes that bear or are required to bear the Restricted Notes Legend.

“Unrestricted Global Note” means any Note in global form that does not bear or is not required to bear the Restricted Notes Legend.

1.2 Other Definitions.

Term	Defined in Section:
“Agent Members”	2.1(b)
“Global Notes”	2.1(a)
“Global Notes Legend”	2.3(d)
“Indenture”	1.3
“Non-U.S. Persons”	2.1(a)
“Regulation S Global Notes”	2.1(a)
“Restricted Notes Legend”	2.3(d)
“Rule 144A Global Note”	2.1(a)

1.3 Capitalized terms used in this Appendix, but not defined in this Appendix, have the meanings ascribed to such terms in the Indenture to which this Appendix is attached (the “Indenture”).

2. The Notes.

2.1 (a) Form and Dating. The Initial Notes shall be issued in the Indigo Exchange Offer to (i) QIBs and (ii) or to Persons other than U.S. Persons (as defined in Regulation S) (non-“U.S. Persons”)in reliance on an Regulation S. Initial Notes may thereafter be transferred to, among others, QIBs non-U.S. Persons subject to the restrictions on transfer set forth herein. Initial Notes initially issued pursuant to QIBs shall be issued initially in the form of one or more permanent global notes in definitive, fully registered form (collectively, the “Rule 144A Global Note”); and Initial Notes initially sold to non-U.S. Persons shall be issued initially in the form of one or more permanent global notes in definitive, fully registered form (collectively, the “Regulations S Global Note”), in each case without interest coupons and with the Global Notes Legend, the applicable Restricted Notes Legend which shall be deposited on behalf of the purchasers of the Initial Notes represented thereby with the Notes Custodian and registered in the name of the Depository or a nominee of the Depository, duly executed by the Company and upon receipt of a Company Order authenticated by the Trustee as provided in the Indenture.

The Rule 144A Global Note and the Regulation S Global Note are collectively referred to herein as “Global Notes.” The aggregate principal amount of the Global Notes may from time to time be increased or decreased by adjustments made on the records of the Trustee and the Depository or its nominee as hereinafter provided.

(b) Book-Entry Provisions. This Section 2.1(b) shall apply only to a Global Note deposited with or on behalf of the Depository.

The Company shall execute and upon receipt of a Company Order the Trustee shall, in accordance with this Section 2.1(b), authenticate and deliver initially one or more Global Notes that (a) shall be registered in the name of the Depository or the nominee of the Depository and (b) shall be delivered by the Trustee to the Depository or pursuant to the Depository’s instructions or held by the Trustee as custodian for the Depository.

Members of, or participants in, the Depository (“Agent Members”) shall have no rights under the Indenture with respect to any Global Note held on their behalf by the Depository or by the Trustee as the custodian of the Depository or under such Global Note, and the Company, the Trustee and any agent of the Company or the Trustee shall be entitled to treat the Depository as the absolute owner of such Global Note for all purposes whatsoever. Notwithstanding the foregoing, nothing herein shall prevent the Company, the Trustee or any agent of the Company or the Trustee from giving effect to any written certification, proxy or other authorization furnished by the Depository or impair, as between the Depository and its Agent Members, the operation of customary practices of such Depository governing the exercise of the rights of a Holder of a beneficial interest in any Global Note.

(c) Certificated Notes. Except as provided in Section 2.3 or 2.4, owners of beneficial interests in Global Notes shall not be entitled to receive physical delivery of Certificated Notes.

2.2 Authentication. The Trustee shall upon receipt of a Company Order (as specified in Section 202 of the Indenture) promptly authenticate and deliver: (1) on the Issue Date, 5.375% Senior Notes due 2029 in an aggregate principal amount of $697,493,000; and (2) Exchange Notes for issue only in a Registered Exchange Offer pursuant to the Registration Rights Agreement, and in exchange for a like principal amount of Initial Notes. Such Company Order shall specify the aggregate principal amount of the Notes to be authenticated and the date on which the original issue of such Notes is to be authenticated.

2.3 Transfer and Exchange.

(a) Transfer and Exchange of Certificated Notes. When Certificated Notes are presented to the Note Registrar with a request:

(x) to register the transfer of such Certificated Notes; or

(y) to exchange such Certificated Notes for an equal principal amount of Certificated Notes of other authorized denominations,

the Note Registrar shall register the transfer or make the exchange as requested if its reasonable requirements for such transaction are met; provided, however, that the Certificated Notes surrendered for transfer or exchange:

(i) shall be duly endorsed or accompanied by a written instrument of transfer in form reasonably satisfactory to the Company and the Note Registrar, duly executed by the Holder thereof or its attorney duly authorized in writing; and

(ii) in the case of Transfer Restricted Notes, are being transferred or exchanged pursuant to an effective registration statement under the Securities Act or pursuant to Section 2.3(b) of this Appendix or otherwise in accordance with the Restricted Notes Legend, and are accompanied by a certification from the transferor in the form in Exhibit 2 to Appendix A for exchange or registration of transfers and, as applicable, delivery of such legal opinions, certifications and other information as may be requested pursuant thereto.

(b) Restrictions on Transfer of a Certificated Note for a Beneficial Interest in a Global Note. A Certificated Note may not be exchanged for a beneficial interest in a Global Note except upon satisfaction of the requirements set forth below. Upon receipt by the Trustee of a Certificated Note, duly endorsed or accompanied by appropriate instruments of transfer, in form satisfactory to the Trustee, together with:

(i) a certification from the transferor in the form in Exhibit 2 to Appendix A for exchange or registration of transfers and, as applicable, delivery of such legal opinions, certifications and other information as may be requested pursuant thereto; and

(ii) written instructions directing the Trustee to make, or to direct the Notes Custodian to make, an adjustment on its books and records with respect to such Global Note to reflect an increase in the aggregate principal amount of the Notes represented by the Global Note, such instructions to contain information regarding the Depository account to be credited with such increase, then the Trustee shall cancel such Certificated Note and cause, or direct the Notes Custodian to cause, in accordance with the standing instructions and procedures existing between the Depository and the Notes Custodian, the aggregate principal amount of Notes represented by the Global Note to be increased by the aggregate principal amount of the Certificated Note to be exchanged and shall credit or cause to be credited to the account of the Person specified in such instructions a beneficial interest in the Global Note equal to the principal amount of the Certificated Note so canceled. If the Global Note is not then Outstanding, the Company shall issue and the Trustee shall authenticate, upon receipt of a Company Order, a new Global Note in the appropriate principal amount.

(c) Transfer and Exchange of Global Notes.

(i) The transfer and exchange of Global Notes or beneficial interests therein shall be effected through the Depository, in accordance with the Indenture (including applicable restrictions on transfer set forth herein, if any) and the procedures of the Depository therefor. A transferor of a beneficial interest in a Global Note shall deliver to the Note Registrar a written order given in accordance with the Depository’s procedures containing information regarding the participant account of the Depository to be credited with a beneficial interest in the Global Note. The Note Registrar shall, in accordance with such instructions, instruct the Depository to credit to the account of the Person specified in such instructions a beneficial interest in the Global Note and to debit the account of the Person making the transfer the beneficial interest in the Global Note being transferred

(ii) If the proposed transfer is a transfer of a beneficial interest in one Global Note to a beneficial interest in another Global Note, the Note Registrar shall reflect on its books and records the date and an increase in the principal amount of the Global Note to which such interest is being transferred in an amount equal to the principal amount of the interest to be so transferred, and the Note Registrar shall reflect on its books and records the date and a corresponding decrease in the principal amount of the Global Note from which such interest is being transferred.

(iii) Notwithstanding any other provisions of this Appendix, a Global Note may not be transferred as a whole except by the Depository to a nominee of the Depository or by a nominee of the Depository to the Depository or another nominee of the Depository or by the Depository or any such nominee to a successor Depository or a nominee of such successor Depository.

(iv) Transfers by an owner of a beneficial interest in a Rule 144A Global Note or a Regulation S Global Note to a transferee who takes delivery of such interest through another Transfer Restricted Note shall be made in accordance with the Applicable Procedures and the Restricted Notes Legend and only upon receipt by the Trustee of a certification from the transferor in the form provided in Exhibit 2 to Appendix A for exchange or registration of transfers and, as applicable, delivery of such legal opinions, certifications and other information as may be requested pursuant thereto.

(v) Beneficial interests in a Transfer Restricted Note that is a Rule 144A Global Note or a Regulation S Global Note may be exchanged for beneficial interests in an Unrestricted Global Note if the Holder certifies in writing to the Note Registrar that its request for such exchange is in respect of a transfer made in reliance on Rule 144 (such certification to be in the form set forth in Exhibit 2 to Appendix A) and/or upon delivery of such legal opinions, certifications and other information as the Company may reasonably request.

(vi) If no Unrestricted Global Note is Outstanding at the time of a transfer contemplated by the preceding clause (v), the Company shall issue and the Trustee shall authenticate, upon written order of the Company in the form of an Officer’s Certificate, a new Unrestricted Global Note in the appropriate principal amount.

(vii) In the event that a Global Note is exchanged for Certificated Notes pursuant to Section 2.4 of this Appendix, prior to the consummation of a Registered Exchange Offer or the effectiveness of a Shelf Registration Statement with respect to such Notes, such Notes may be exchanged only in accordance with such procedures as are substantially consistent with the provisions of this Section 2.3 (including the certification requirements set forth on the reverse of the Initial Notes (as set forth in Exhibit 2 to Appendix A hereto) intended to ensure that such transfers comply with Rule 144A or another applicable exemption under the Securities Act, as the case may be) and such other procedures as may from time to time be adopted by the Company.

(d) Legends.

(i) Except as permitted by the following paragraphs (ii), (iii) and (iv), each Note certificate evidencing the Global Notes (and all Notes issued in exchange therefor or in substitution thereof) shall bear a legend in substantially the following form (the “Restricted Notes Legend”):

THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT IN ACCORDANCE WITH THE FOLLOWING SENTENCE. BY ITS ACQUISITION HEREOF OR OF A BENEFICIAL INTEREST HEREIN, THE ACQUIRER (1) REPRESENTS THAT (A) IT AND ANY ACCOUNT FOR WHICH IT IS ACTING IS A “QUALIFIED INSTITUTIONAL BUYER” (WITHIN THE MEANING OF RULE 144A UNDER THE SECURITIES ACT) AND THAT IT EXERCISES SOLE INVESTMENT DISCRETION WITH RESPECT TO EACH SUCH ACCOUNT, OR (B) IT IS NOT A “U.S. PERSON” (WITHIN THE MEANING OF REGULATIONS UNDER THE SECURITIES ACT) AND (2) AGREES FOR THE BENEFIT OF SOUTHWESTERN THAT IT WILL NOT OFFER, SELL, PLEDGE OR OTHERWISE TRANSFER THIS NOTE OR ANY BENEFICIAL INTEREST HEREIN PRIOR TO THE RESALE RESTRICTION DATE, EXCEPT IN ACCORDANCE WITH THE SECURITIES ACT AND ANY APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES AND ONLY (A) TO SOUTHWESTERN, (B) PURSUANT TO A REGISTRATION STATEMENT WHICH HAS BECOME EFFECTIVE UNDER THE SECURITIES ACT, (C) TO A QUALIFIED INSTITUTIONAL BUYER IN COMPLIANCE WITH RULE 144A UNDER THE SECURITIES ACT, (D) IN AN OFFSHORE TRANSACTION IN COMPLIANCE WITH RULE 904 OF REGULATION S UNDER THE SECURITIES ACT, OR (E) PURSUANT TO

AN EXEMPTION FROM REGISTRATION PROVIDED BY RULE 144 UNDER THE SECURITIES ACT OR ANY OTHER AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT. PRIOR TO THE REGISTRATION OF ANY TRANSFER IN ACCORDANCE WITH (2)(C) ABOVE OR (2)(D) ABOVE, A DULY COMPLETED AND SIGNED CERTIFICATE (THE FORM OF WHICH MAY BE OBTAINED FROM THE TRUSTEE) MUST BE DELIVERED TO THE TRUSTEE. PRIOR TO THE REGISTRATION OF ANY TRANSFER IN ACCORDANCE WITH (2)(E) ABOVE, SOUTHWESTERN RESERVES THE RIGHT TO REQUIRE THE DELIVERY OF SUCH LEGAL OPINIONS, CERTIFICATIONS OR OTHER EVIDENCE AS MAY REASONABLY BE REQUIRED IN ORDER TO DETERMINE THAT THE PROPOSED TRANSFER IS BEING MADE IN COMPLIANCE WITH THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS. NO REPRESENTATION IS MADE AS TO THE AVAILABILITY OF ANY RULE 144 EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT.

Each Global Note shall bear the following additional legend (the “Global Notes Legend”):

THIS IS A GLOBAL SECURITY WITHIN THE MEANING OF THE INDENTURE REFERRED TO HEREINAFTER. UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), NEW YORK, NEW YORK, TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN. TRANSFERS OF THIS GLOBAL SECURITY SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO NOMINEES OF DTC OR TO A SUCCESSOR THEREOF OR SUCH SUCCESSOR’S NOMINEE AND TRANSFERS OF PORTIONS OF THIS GLOBAL SECURITY SHALL BE LIMITED TO TRANSFERS MADE IN ACCORDANCE WITH THE RESTRICTIONS SET FORTH IN THE INDENTURE REFERRED TO ON THE REVERSE HEREOF.

(ii) Upon any sale or transfer of a Transfer Restricted Note (including any Transfer Restricted Note represented by a Global Note) pursuant to Rule 144 under the Securities Act or, with respect to Regulation S Global Notes, following the Restricted Period, the Note Registrar shall permit the transferee thereof to exchange such Transfer Restricted Note for a Certificated Note that does not bear the Restricted Notes Legend and rescind any restriction on the transfer of such Transfer Restricted Note, if the transferor thereof certifies in writing to the Note Registrar that such sale or transfer was made in reliance on Rule 144 (such certification to be in the form set forth on the reverse of the Note).

(iii) After a transfer of any Initial Note pursuant to and during the period of the effectiveness of a Shelf Registration Statement, all requirements pertaining to legends on such Initial Note shall cease to apply, and a Certificated Note or an Unrestricted Global Note, in each case without the Restricted Notes Legend, shall be available to the transferee of the Holder of such Initial Note upon exchange of such transferring Holder’s Certificated Note or directions to transfer such Holder’s interest in a Restricted Global Note, as applicable.

(iv) Upon the consummation of a Registered Exchange Offer, Exchange Notes in certificated or global form, in each case without the Restricted Notes Legend, shall be available to Holders that exchange their Initial Notes in such Registered Exchange Offer.

(e) Cancellation or Adjustment of Global Note. At such time as all beneficial interests in a Global Note have been exchanged for Certificated Notes, redeemed, purchased or canceled, such Global Note shall be returned to the Depository for cancellation or retained and canceled by the Trustee. At any time prior to such cancellation, if any beneficial interest in a Global Note is exchanged for Certificated Notes, redeemed, purchased or canceled, the principal amount of Notes represented by such Global Note shall be reduced and an adjustment shall be made on the books and records of the Trustee (if it is then the Notes Custodian for such Global Note) with respect to such Global Note, by the Trustee or the Notes Custodian, to reflect such reduction.

(f) No Obligation on the Trustee.

(i) The Trustee shall have no responsibility or obligation to any beneficial owner of a Global Note, a member of, or a participant in the Depository or other Person with respect to the accuracy of the records of the Depository or its nominee or of any participant or member thereof, with respect to any ownership interest in the Notes or with respect to the delivery to any participant, member, beneficial owner or other Person (other than the Depository) of any notice (including any notice of redemption) or the payment of any amount, under or with respect to such Notes. All notices and communications to be given to the Holders and all payments to be made to Holders under the Notes shall be given or made only to or upon the order of the registered holders thereof (which shall be the Depository or its nominee in the case of a Global Note). The rights of beneficial owners in any Global Note shall be exercised only through the Depository subject to the Applicable Procedures. The Trustee may rely and shall be fully protected in relying upon information furnished by the Depository with respect to its members, participants and any beneficial owners.

(ii) The Trustee shall have no obligation or duty to monitor, determine or inquire as to compliance with any restrictions on transfer imposed under the Indenture or under applicable law with respect to any transfer of any interest in any Note (including any transfers between or among Depository participants, members or beneficial owners in any Global Note) other than to require delivery of such certificates and other documentation or evidence as are expressly required by, and to do so if and when expressly required by, the terms of the Indenture, and to examine the same to determine substantial compliance as to form with the express requirements hereof.

2.4 Certificated Notes.

(a) A Global Note deposited with the Depository or with the Trustee as Notes Custodian for the Depository pursuant to Section 2.1 shall be transferred to the beneficial owners thereof in the form of Certificated Notes in an aggregate principal amount equal to the principal amount of such Global Note, in exchange for such Global Note, only if such transfer complies with Section 2.3 hereof and if: (i) the Depository notifies the Company that it is unwilling or unable to continue as depositary for such Global Note and the Depository fails to appoint a successor depositary within 90 days; (ii) the Depository ceases to be registered as a “clearing agency” under the Exchange Act, and in the case of either clause (i) or clause (ii), a successor depositary is not appointed by the Company within 90 days; or (iii) the Company, at its option, notifies the Trustee that it elects to cause the issuance of Certificated Notes and any Agent Member requests a Certificated Note in accordance with the Depository’s procedures.

(b) Any Global Note that is transferable to the beneficial owners thereof pursuant to this Section 2.4 shall be surrendered by the Depository to the Trustee located at its principal Corporate Trust Office to be so transferred, in whole or from time to time in part, without charge, and the Trustee shall authenticate and deliver, upon such transfer of each portion of such Global Note, an equal aggregate principal amount of Certificated Notes of authorized denominations. Any portion of a Global Note transferred pursuant to this Section 2.4 shall be executed, authenticated and delivered only in minimum denominations of $1,000 principal amount and any integral multiple of $1,000 in excess thereof and registered in such names as the Depository shall direct. Any Certificated Note delivered in exchange for an interest in the Transfer Restricted Note shall, except as otherwise provided by Section 2.3(e) hereof, bear the applicable Restricted Notes Legend.

(c) Subject to the provisions of Section 2.4(b) hereof, the Holder of a Global Note shall be entitled to grant proxies and otherwise authorize any Person, including Agent Members and Persons that may hold interests through Agent Members, to take any action which a Holder is entitled to take under the Indenture or the Notes.

(d) In the event of the occurrence of one of the events specified in Section 2.4(a) hereof, the Company shall promptly make available to the Trustee a reasonable supply of Certificated Notes in definitive, fully registered form without interest coupons. In the event that such Certificated Notes are not issued, the Company expressly acknowledges, with respect to the right of any Holder to pursue a remedy pursuant to the Indenture, including pursuant to Section 507, the right of any beneficial owner of Notes to pursue such remedy with respect to the portion of the Global Note that represents such beneficial owner’s Notes as if such Certificated Notes had been issued.

EXHIBIT 1

to Appendix A

[FORM OF FACE OF NOTE]

[Insert, as applicable, the Global Notes Legend and the Restricted Notes Legend]

Southwestern Energy Company

5.375% Senior Notes due 2029

No. [ ]	Principal Amount $[____________]

as revised by the Schedule of Increases and Decreases

in Global Security attached hereto

CUSIP NO. ____________

Southwestern Energy Company, a Delaware corporation, promises to pay to [____________], or registered assigns, the principal sum of [____________] Dollars as revised by the Schedule of Increases and Decreases in Global Security attached hereto, on February 1, 2029.

Interest Payment Dates:	February 1 and August 1

Regular Record Dates:	Close of business on the immediately preceding January 15 or July 15, as applicable.

Additional provisions of this Note are set forth on the other side of this Note.

SOUTHWESTERN ENERGY COMPANY, the Company

By:
Name:
Title:

TRUSTEE’S CERTIFICATE OF
AUTHENTICATION
Regions Bank, as Trustee, certifies that this is one of the Securities of the series designated therein referred to in the within mentioned Indenture.

By:
Authorized Signatory

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Dated:

FORM OF REVERSE SIDE OF NOTE

Southwestern Energy Company

5.375% Senior Notes due 2029

1.	Indenture

Southwestern Energy Company, a Delaware corporation (such corporation and its successors and assigns under the Indenture (as defined below) hereinafter referred to, the “Company”) issued the Notes as part of a series of Securities designated the 5.375% Senior Notes due 2029 (the “Notes”) under an Indenture, dated as of August 30, 2021, between the Company and the Trustee (the “Base Indenture”), as further supplemented by the second supplemental indenture, dated as of September 3, 2021, among the Company, the Security Guarantors party thereto and the Trustee (the “Second Supplemental Indenture”, together with the Base Indenture, the “Indenture”). The Notes are guaranteed by the Security Guarantors as provided in the Indenture. The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the TIA. The Notes are subject to all such terms, and Holders are referred to the Indenture and the TIA for a statement of those terms. Each Holder by accepting a Note, agrees to be bound by all of the terms and provisions of the Indenture, as amended or supplemented from time to time. Capitalized terms used herein and not defined herein have the meanings ascribed thereto in the Indenture. [Holders of Initial Notes will be entitled to be benefit of the Registration Rights Agreement described in the Indenture.]1

The Notes are general unsecured obligations of the Company. Subject to the conditions set forth in the Indenture, the Company may issue additional Notes as Additional Securities. All Notes shall be treated as one class of securities under the Indenture.

The Indenture imposes certain limitations on, among other things, the ability of the Company and its Subsidiaries to: incur Liens; enter into Sale and Leaseback Transactions; or consolidate or merge or transfer or convey all or substantially all of the Company’s assets.

2.	Interest

The Company promises to pay interest on the principal amount of this Note at the rate of 5.375% per annum.

The Company will pay interest semiannually in arrears on each Interest Payment Date. Interest on the Notes will accrue from the most recent date to which interest has been paid on the Notes or, if no interest has been paid, from August 1, 2021. Interest will be computed on the basis of a 360-day year of twelve 30-day months. [In addition, the Company will pay any Additional Interest (as defined in the Registration Rights Agreement) due pursuant to the Registration Rights Agreement. All references in this Note and the Indenture to “interest” as it relates to interest on the Notes shall be deemed to include any such Additional Interest to the extent then applicable.]2

[1]	Include for Initial Notes.
[2]	Include for Initial Notes.

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The Company shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue principal (plus interest on such interest to the extent lawful), at the rate borne by the Notes to the extent lawful and, to the extent such payments are lawful, the Company shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue installments of interest (“Defaulted Interest”) without regard to any applicable grace periods at the same rate as the rate shown on this Note, in each case as provided in the Indenture.

3.	Method of Payment

Prior to 10:00 a.m. New York City time on the date on which any principal of or interest on any Note is due and payable, the Company shall deposit with the Trustee or the Paying Agent money sufficient to pay such principal and/or interest. The Company will pay interest (except Defaulted Interest) to the Persons who are registered Holders of Notes at the close of business on the Regular Record Date preceding the Interest Payment Date even if Notes are canceled, repurchased or redeemed after the Regular Record Date and on or before the relevant Interest Payment Date, except as provided in Section 2.13 of the Base Indenture (as defined above) with respect to Defaulted Interest. Holders must surrender Notes to a Paying Agent to collect principal payments. The Company will pay principal and interest in U.S. Legal Tender.

Payments in respect of Notes represented by a Global Security (including principal and interest) will be made by the transfer of immediately available funds to the accounts specified by DTC. The Company will make all payments in respect of a Certificated Note (including principal and interest) by mailing a check to the registered address of each Holder thereof as set forth in the Note Register; provided, however, that payments on the Notes may also be made, in the case of a Holder of at least $5,000,000 aggregate principal amount of Notes, by wire transfer to a U.S. dollar account maintained by the payee with a bank in the United States if such Holder elects payment by wire transfer by giving written notice to the Trustee or the Paying Agent to such effect designating such account no later than 15 days immediately preceding the relevant due date for payment (or such other date as the Trustee may accept in its discretion).

4.	Paying Agent and Registrar

Initially, the Trustee, will act as Trustee, Paying Agent and Registrar. The Company may appoint and change any Paying Agent, Registrar or co-Registrar without notice to any Holder. The Company may act as Paying Agent, Registrar or co-Registrar without notice to any Holder.

5.	Optional Redemption

The Notes may be redeemed at the Company’s option, upon notice as set forth in the Indenture, in whole at any time or in part from time to time, on the terms set forth in the Indenture.

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6.	Repurchase Provisions

Upon the occurrence of a Change of Control Event, each Holder shall have the right to require the Company to repurchase all or any part (equal to $2,000 or an integral multiple of $1,000 thereafter) of such Holder’s Notes at a purchase price, in cash, equal to 101% of the aggregate principal amount of such Holder’s Notes, plus accrued and unpaid interest, if any, up to but excluding the date of purchase pursuant to the terms and conditions specified in the Indenture. Within 30 days following any Change of Control Event, if the Company has not (prior to the Change of Control Event) sent a redemption notice for all the Notes in connection with an optional redemption permitted by Section 4.01 of the Second Supplemental Indenture or as otherwise provided under the Indenture, the Company shall make a Change of Control Offer pursuant to a Change of Control Notice. As more fully described in the Indenture, the Change of Control Notice shall state, among other things, the Change of Control Payment Date, which must be no earlier than 30 days nor later than 60 days from the date the Change of Control Notice is mailed (or, when the Securities or Global Securities, give pursuant to the applicable procedures of the applicable Depositary), other than as may be required by applicable law.

7.	Denominations; Transfer; Exchange

The Notes are in fully registered form without coupons, and only in denominations of principal amount of $2,000 and integral multiples of $1,000 thereafter. A Holder may transfer or exchange Notes at the Registrar in accordance with the Indenture. The Registrar may require a Holder, among other things, to furnish appropriate endorsements or transfer documents and to pay any taxes and fees required by law or permitted by the Indenture. The Registrar need not register the transfer of or exchange (i) any Notes selected for repurchase or redemption (except, in the case of a Note to be redeemed in part, the portion of the Note not to be repurchased or redeemed) for a period beginning 15 days before the mailing of a notice of Notes to be repurchased or redeemed and ending on the date of such mailing or (ii) any Notes for a period beginning 15 days before an Interest Payment Date and ending on such Interest Payment Date.

8.	Persons Deemed Owners

The registered Holder of this Note may be treated as the owner of it for all purposes.

9.	Unclaimed Money

If money for the payment of principal or interest remains unclaimed for two years, the Trustee or Paying Agent shall pay the money back to the Company at its request unless an abandoned property law designates another Person. After any such payment, Holders entitled to the money will be deemed general creditors of the Company with respect to the money and must look only to the Company and not to the Trustee for payment.

10.	Discharge Prior to Redemption or Maturity

Subject to certain conditions set forth in the Indenture, the Company at any time may terminate some or all of its obligations under the Notes and the Indenture if the Company deposits with the Trustee U.S. Legal Tender or U.S. Government Obligations for the payment of principal of and interest on the Notes to redemption or maturity, as the case may be.

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11.	Amendment, Waiver

Subject to certain exceptions set forth in the Indenture, (i) the Indenture or the Notes may be amended or supplemented with the written consent of the Holders of at least a majority in principal amount of the then Outstanding Notes and (ii) any default (other than with respect to nonpayment or in respect of a provision that cannot be amended or supplemented without the written consent of each Holder affected) or noncompliance with any provision may be waived with the written consent of the Holders of a majority in aggregate principal amount of the then Outstanding Notes. Subject to certain exceptions set forth in the Indenture, without the consent of any Holder, the Company and the Trustee may amend or supplement the Indenture or the Notes to, among other things, cure any ambiguity, defect or inconsistency, comply with Article IV of the Base Indenture, provide for uncertificated Notes in addition to or in place of certificated Notes, add guarantees with respect to the Notes or to secure the Notes, add additional covenants or surrender rights and powers conferred on the Company, comply with any requirement of the SEC in connection with qualifying the Indenture under the TIA, make any change that would provide any additional rights or benefits to the Holders or that does not adversely affect the rights of any Holder, add additional Events of Default, provide evidence for the acceptance of appointment by a successor Trustee, and to modify provisions in the Indenture therefor, establish the form or terms of the Notes, make any change necessary to make the Indenture, the Notes or the Security Guarantee relating to the Notes, consistent with the description of the Notes in the prospectus or any related prospectus supplement relating to such Notes, correct or supplement any provision of the Indenture that may be inconsistent with any other provision of the Indenture so long as such action shall not adversely affect the interests of any Holder, change or eliminate any of the provisions of the Indenture; provided, that any such change or elimination shall become effective only when there is no Security Outstanding of any series created prior to the execution of such supplemental indenture which is entitled to the benefit of any such provision.

12.	Defaults and Remedies

If an Event of Default shall, other than a Bankruptcy Law Event of Default, have occurred with respect to the Notes and be continuing and is known to the Trustee, the Trustee, by written notice to the Company, or the Holders of not less than 25% in aggregate Principal Amount of the then Outstanding Notes, by written notice to the Company and the Trustee, may declare the unpaid principal of (and premium, if any) and any accrued and unpaid interest on all Notes to be immediately due and payable. If a Bankruptcy Law Event of Default occurs with respect to the Company, then the unpaid principal of (and premium, if any) and accrued and unpaid interest on all the Notes shall ipso facto become immediately due and payable without further notice or action on the part of the Trustee or any Holder.

Holders may not enforce the Indenture or the Notes except as provided in the Indenture. The Trustee may refuse to enforce the Indenture or the Notes unless it receives indemnity or security satisfactory to it. Subject to certain limitations, Holders of a majority in principal amount of the Outstanding Notes may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from Holders notice of any continuing Default or Event of Default (except a Default or Event of Default in payment of principal or interest, if any, on the Notes) if it determines that withholding notice is in their interest.

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13.	Trustee Dealings with the Company and the Security Guarantors

Subject to certain limitations set forth in the Indenture, the Trustee under the Indenture, in its individual or any other capacity, may become the owner or pledgee of Notes and may otherwise deal with and collect obligations owed to it by the Company, the Security Guarantors or their

Affiliates and may otherwise deal with the Company, the Security Guarantors or their Affiliates with the same rights it would have if it were not Trustee.

14.	No Recourse Against Others

An incorporator, director, officer, employee, stockholder, member, manager, partner or controlling Person, as such, of the Company or any Security Guarantor shall not have any liability for any obligations of the Company under the Notes, the Indenture or any Security Guarantee or for any claim based on, in respect of or by reason of such obligations or their creation. By accepting a Note, each Holder waives and releases all such liability. The waiver and release are part of the consideration for the issue of the Notes.

15.	Authentication

This Note shall not be valid until an authorized signatory of the Trustee (or an Authenticating Agent) manually signs the certificate of authentication on the other side of this Note.

16.	Abbreviations

Customary abbreviations may be used in the name of a Holder or an assignee, such as TEN COM (=tenants in common), TEN ENT (=tenants by the entirety), JT TEN (=joint tenants with rights of survivorship and not as tenants in common), CUST (=custodian) and U/G/M/A (=Uniform Gift to Minors Act).

17.	CUSIP, ISIN or Other Similar Numbers

Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures the Company has caused CUSIP, ISIN or other similar numbers to be printed on the Notes and has directed the Trustee to use such numbers in notices of redemption as a convenience to Holders.

No representation is made as to the accuracy of such numbers either as printed on the Notes or as contained in any notice of redemption and reliance may be placed only on the other identification numbers placed thereon.

18.	Governing Law

This Note shall be governed by, and construed in accordance with, the laws of the State of New York.

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The Company shall furnish to any Holder upon written request and without charge to the Holder a copy of the Indenture [and the Registration Rights Agreement]3. Requests may be made to: Southwestern Energy Company, 10000 Energy Drive, Spring, Texas 77389.

[3]	Include for Initial Notes.

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[TO BE ATTACHED TO GLOBAL NOTES]

SCHEDULE OF INCREASES OR DECREASES IN GLOBAL SECURITY

The following increases or decreases in this Global Security have been made:

Date of Exchange	Amount of decrease in Principal Amount of this Global Security	Amount of increase in Principal Amount of this Global Security	Principal Amount of this Global Security following such decrease or increase	Signature of authorized signatory of Trustee or Security Custodian

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OPTION OF HOLDER TO ELECT PURCHASE

If you want to elect to have this Note purchased by the Company pursuant to Section 5.04 of the Indenture, check the box below:

☐    Section 5.04

If you want to elect to have only part of this Note purchased by the Company pursuant to Section 5.04 of the Indenture, state the principal amount (which must be $2,000 or an integral multiple of $1,000 thereafter) that you want to have purchased by the Company: $

Date:	Your Signature:

(Sign exactly as your name appears on the other side of the Note)

Signature Guarantee:
(Signature must be guaranteed)

The signature(s) should be guaranteed by an eligible guarantor institution (banks, stockbrokers, savings and loan associations and credit unions with membership in an approved signature guarantee medallion program), pursuant to Exchange Act Rule 17Ad-15.

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EXHIBIT 2

to APPENDIX A

ASSIGNMENT/TRANSFER FORM

To assign and transfer this Note, fill in the form below:

Reference is hereby made to the Indenture, dated as of August 30, 2021, between Southwestern Energy Company and Regions Bank, as trustee (the “Indenture”). Capitalized terms used but not defined herein shall have the meanings given to them in the Indenture.

I or we assign and transfer this Note to

(Print or type assignee’s name, address and zip code)

(Insert assignee’s soc. sec. or tax I.D. No.)

and irrevocably appoint __________agent to transfer this Note on the books of the Company.

The agent may substitute another to act for him.

Date:	Your Signature:

Sign exactly as your name appears on the other side of this Note.

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In connection with any transfer of any of the Notes evidenced by this certificate occurring prior to the applicable Resale Restriction Termination Date, the undersigned confirms that such Notes are being transferred in accordance with its terms:

CHECK ONE BOX BELOW

(1) ☐ to the Company or a subsidiary thereof; or

(2) ☐ to the Note Registrar for registration in the name of the Holder, without transfer; or

(3) ☐ pursuant to an effective registration statement under the Securities Act; or

(4) ☐ inside the United States to a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act) that purchases for its own account or for the account of a qualified institutional buyer to whom notice is given that such transfer is being made in reliance on Rule 144A, in each case pursuant to and in compliance with Rule 144A under the Securities Act; or

(5) ☐ outside the United States in an offshore transaction within the meaning of Regulation S under the Securities Act in compliance with Rule 904 under the Securities Act of 1933; or

(6) ☐ pursuant to the exemption from registration provided by Rule 144 under the Securities Act.

Unless one of the boxes is checked, the Trustee shall refuse to register any of the Notes evidenced by this certificate in the name of any person other than the registered holder thereof; provided, however, that if box (6) is checked, the Trustee shall be entitled to require, prior to registering any such transfer of the Notes, such legal opinions, certifications and other information as the Company has reasonably requested to confirm that such transfer is being made pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act, such as the exemption provided by Rule 144 under such Act.

Signature______________________________________________________________

Signature Guarantee:_____________________________________________________________

______________________________________ ____________________________________

Signature must be guaranteed Signature

Signatures must be guaranteed by an “eligible guarantor institution” meeting the requirements of the Note Registrar, which requirements include membership or participation in the Security Transfer Agent Medallion Program (“STAMP”) or such other “signature guarantee program” as may be determined by the Note Registrar in addition to, or in substitution for, STAMP, all in accordance with the Exchange Act.

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TO BE COMPLETED BY PURCHASER IF BOX (4) ABOVE IS CHECKED

The undersigned represents and warrants that it is purchasing this Note for its own account or an account with respect to which it exercises sole investment discretion and that it and any such account is a “qualified institutional buyer” within the meaning of Rule 144A under the Securities Act, and is aware that the sale to it is being made in reliance on Rule 144A and acknowledges that it has received such information regarding the Company as the undersigned has requested pursuant to Rule 144A or has determined not to request such information and that it is aware that the transferor is relying upon the undersigned’s foregoing representations in order to claim the exemption from registration provided by Rule 144A.

Date:

Notice: To be executed by an executive officer

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APPENDIX B

[FORM OF SUPPLEMENTAL INDENTURE TO BE ENTERED INTO BY

SUBSIDIARY GUARANTORS]

SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), dated as of ________ __, 20__, among __________________ (the “Guaranteeing Subsidiary”), a subsidiary of Southwestern Energy Company, a Delaware corporation (the “Company”), the other Security Guarantors named therein (as defined in the Indenture referred to below), and Regions Bank, an Alabama banking corporation, as trustee under the Indenture referred to below (in such capacity, the “Trustee”).

W I T N E S S E T H

WHEREAS, the Company and the Trustee have heretofore entered into an Indenture dated as of September 3, 2021 (the “Base Indenture”) providing for the issuance from time to time of Securities in one or more series;

WHEREAS, the Company, the other Security Guarantors named therein and the Trustee have heretofore entered into a Second Supplemental Indenture dated as of September 3, 2021 (the “Second Supplemental Indenture”), amending and supplementing the Base Indenture and establishing a series of Securities designated as the Company’s “5.375% Senior Notes due 2029 (the “Notes”);”

WHEREAS, the Base Indenture, as amended and supplemented by the Second Supplemental Indenture, provides that under certain circumstances the Guaranteeing Subsidiary shall execute and deliver to the Trustee a supplemental indenture pursuant to which the Guaranteeing Subsidiary shall fully and unconditionally guarantee all of the Company’s obligations under the Notes and the Indenture (but only with respect to the Notes, and not with respect to any other series of Securities) on the terms and conditions set forth in the Indenture;

WHEREAS, the Base Indenture, as supplemented from time to time, including without limitation pursuant to this Supplemental Indenture, is referred to herein as the “Indenture;” and

WHEREAS, pursuant to Section 10.01 of the Base Indenture, the Trustee is authorized to execute and deliver this Supplemental Indenture;

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Guaranteeing Subsidiary and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders of Notes as follows:

ARTICLE ONE

RELATION TO INDENTURE; DEFINITIONS

SECTION 1.01 Relation to Indenture.

With respect to the Notes, this Supplemental Indenture constitutes an integral part of the Indenture.

SECTION 1.02 Definitions.

For all purposes of this Supplemental Indenture, capitalized terms used herein and not otherwise defined herein shall have the meanings assigned thereto in the Base Indenture, as heretofore amended and supplemented.

SECTION 1.03 General References.

Unless otherwise specified or unless the context otherwise requires, (i) all references in this Supplemental Indenture to Articles and Sections refer to the corresponding Articles and Sections of this Supplemental Indenture and (ii) the terms “herein”, “hereof”, “hereunder” and any other word of similar import refer to this Supplemental Indenture.

ARTICLE TWO

SUBSIDIARY GUARANTEE

SECTION 2.01 Agreement To Guarantee.

The Guaranteeing Subsidiary hereby fully and unconditionally guarantees all of the Company’s obligations under the Notes and the Indenture (but only with respect to the Notes, and not with respect to any other series of Securities) on the terms and subject to the conditions set forth in the Indenture, including without limitation in Article XI of the Indenture and Article VII of the Second Supplemental Indenture, and shall be deemed to be a Security Guarantor with respect to the Notes for all purposes under the Indenture.

ARTICLE THREE

MISCELLANEOUS

SECTION 3.01. Certain Trustee Matters.

The recitals contained herein shall be taken as the statements of the Company and the Guaranteeing Subsidiary, and the Trustee assumes no responsibility for their correctness.

The Trustee makes no representations as to the validity or sufficiency of this Supplemental Indenture or the Notes or any Securities Guarantee or the proper authorization or the due execution hereof or thereof by the Company.

Except as expressly set forth herein, nothing in this Supplemental Indenture shall alter the duties, rights or obligations of the Trustee set forth in the Base Indenture, as heretofore amended and supplemented.

SECTION 3.02. Continued Effect.

Except as expressly supplemented and amended by this Supplemental Indenture, the Base Indenture, as heretofore amended and supplemented, shall continue in full force and effect in accordance with the provisions thereof, and the Base Indenture, as heretofore amended and supplemented, is in all respects hereby ratified and confirmed. This Supplemental Indenture and all its provisions shall be deemed a part of the Indenture, in the manner and to the extent herein and therein provided.

SECTION 3.03. Governing Law.

This Supplemental Indenture shall be governed by and construed in accordance with the laws of the State of New York.

SECTION 3.04. Counterparts.

This Supplemental Indenture may be executed in any number of counterparts, each of which when so executed shall be deemed an original; and all such counterparts shall together constitute but one and the same instrument. Delivery of an executed counterpart of this Second Supplemental Indenture by facsimile or electronic transmission shall be equally as effective as delivery of an original executed counterpart of this Second Supplemental Indenture. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to this Supplemental Indenture or any document to be signed in connection with this Supplemental Indenture shall be deemed to include electronic signatures deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, and the parties hereto consent to conduct the transactions contemplated hereunder by electronic means.

SECTION 3.05 Effect of Headings.

The Article and Section headings in this Supplemental Indenture are for convenience only and shall not affect the construction hereof.

(Remainder of Page Intentionally Left Blank)

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed and delivered, all as of the date first written above.

GUARANTEEING SUBSIDIARY:

[NAME OF GUARANTEEING SUBSIDIARY]

By:

Name:
Title:

COMPANY:

SOUTHWESTERN ENERGY COMPANY

By:
Name:
Title:

GUARANTORS:

[OTHER EXISTING GUARANTORS]

By:
Name:
Title:

TRUSTEE

REGIONS BANK, as Trustee

By:
Authorized Signatory